Exhibit 10(c)(ix) to the
                                                      Annual Report on Form 10-K
                                                   of W.W. Grainger, Inc for the
                                                   year ended December 31, 1995


                               W.W. GRAINGER, INC.
                       PLAN FOR PAYMENT OF DIRECTORS FEES



Each Director entitled to be paid Director's fees for all or any part of any year in which such Director serves in a Director's capacity may elect to receive such fees under one of the following two methods:

          (a) One-quarter of the applicable annual and committee chairman retainer fees payable in advance on or about July 1, October 1, January 1, and April 1; and applicable Board and Committee attendance fees payable in arrears on or about July 1, October 1, December 20, and April 1; or

          (b) An irrevocable written election filed with the Secretary of the Corporation at least 30 days prior to any annual shareholders' meeting to defer receipt of all or a specified percentage of applicable fees until after he ceases to be a Director. In this election, the Director also shall specify whether payment is to be made in up to five annual installments, or in a lump sum.

If any Director elects under (b) above to defer receipt of his fees until after he ceases to be a Director, such fees shall be paid to the Director in the form specified by the Director at the time of making the deferral election.

However, at any time the Director may petition the Compensation Committee of the Board of Directors, excluding such Director if he is on the Compensation
Committee, to request payment of his deferred fees in a form other than that specified in his deferral election. The Compensation Committee, at its sole discretion, shall make a binding determination as to whether such alternative form of payment will be allowed.

(60)
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In all cases,  payment  shall begin or be made in full  within  ninety (90) days after the end of the calendar quarter in which the Director ceases to be a member of the Company's Board of Directors. Remaining installments, if any, will be paid in the first calendar quarter of each subsequent year.

In the event of the death of the Director before receipt of all fees payable to such Director, the entire unpaid fees for the Director's services shall be paid to such beneficiary or beneficiaries as may be designated in writing by the Director or, in the absence of such designation, to the Director's spouse or estate, at the discretion of the Committee.

In the event that a Director makes one or more deferral elections under (b) above, all deferred fees shall accrue earnings until paid out in full. Earnings shall be accrued at the end of each calendar quarter at the 10-year U.S.
Treasury constant maturity yield (which is meant to be the equivalent of a 10-year AA corporate bond) plus 1/2 of 1 percentage point.

This Corporation shall not be required to fund or otherwise provide for any unpaid fees under (b) above and the electing Director(s) shall have only a contractual right to the amounts payable hereunder, unsecured by any asset of this Corporation.

Each Director shall be deemed to have elected to be paid in accordance with method (a) unless he files an election to receive such fees under method (b).

Any election made hereunder shall continue to be effective for as long as the electing Director remains a Director of this Corporation unless rescinded by written notice to the Secretary of the Corporation at least 30 days prior to any subsequent annual shareholders' meeting, such notice to be effective upon his election as a Director at said meeting.

(61)
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